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                                                                   EXHIBIT 21.01

                           SUBSIDIARIES OF REGISTRANT

IDT America, Corp.
IDT International Corp.
IDT Internet Services, Inc.
Internet Online Services, Inc.
Media Response, Inc.
New World Telecommunications, Corp.
IDT Global Ltd.
Net2Phone, Inc.
Yovelle Renaissance Corporation
Rock Enterprises, Inc.
Genie Interactive, Inc.
Shmuelco Equipment Corp.
Phone Depot, Inc.